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                                                                   EXHIBIT 10.4
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BANK OF AMERICA                                       BUSINESS LOAN AGREEMENT
NATIONAL TRUST AND SAVINGS ASSOCIATION

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This Agreement dated as of 4-19, 1995, is between Bank of America National Trust
                           ----    --
and Savings Association (the "Bank") and Channell Commercial Corporation (the "Borrower").


1.      FACILITY NO. 1 LINE OF CREDIT AMOUNT AND TERMS

1.1     LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Three Million Two Hundred Fifty Thousand Dollars ($3,250,000).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) Each advance must be for at least Fifteen Thousand Dollars ($15,000), or for the amount of the remaining available line of credit, if less.

(d) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No. 1 Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and May 1, 1996 (the "Expiration Date") unless the Borrower is in default.

1.3     INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4     REPAYMENT TERMS.

(a) The Borrower will pay interest on May 1, 1995, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than thirty (30) days after the Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is

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a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.


1.6 FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than thirty (30) days and no longer than one hundred eighty (180) days.

(c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

        (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

       (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

2.      FACILITY NO. 2: LINE OF CREDIT AMOUNT AND TERMS

2.1     EQUIPMENT LINE.

(a) From time to time during the availability period, the Bank will make equipment loans (the "Equipment Loans") to the Borrower as provided herein. Each Equipment Loan must be for at least Twenty Five Thousand Dollars ($25,000), or for the amount of the remaining available line of credit, if less. The total of all Equipment Loans outstanding under the Equipment Line (the "Facility No. 2") plus the outstanding amounts of any standby letters of credit, including amounts drawn on letters of credit and not yet reimbursed issued pursuant to Paragraph 2.4 at any one time may not exceed Four Million Three Hundred Thousand Dollars ($4,300,000) (the "Facility No. 2 Commitment").

(b) This is a revolving line of credit with a within line facility for standby letters of credit and the Borrower may, during the availability period, reborrow amounts repaid or prepaid.

(c) The existing Equipment Loans to the Borrower in the principal amount outstanding of Two Million Four Hundred Fifty Four Thousand Seven Hundred Forty Eight and 39/100 Dollars ($2,454,748.39) shall be deemed to be outstanding under this Agreement; provided, however, that they shall continue to bear interest, and shall be payable, as stated in the existing documentation concerning those loans. The outstanding principal amount of the existing loans shall be included in calculating the Borrower's compliance with the limit on Equipment Loans described in (a) above.

(d) The Borrower shall use the proceeds of each Equipment Loan to purchase equipment for use in the Borrower's business. All equipment acquired with the proceeds of an Equipment Loan shall be free and clear of any security interests, liens, encumbrances or rights of others except the security interests of the

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        Bank under any security agreements required under this Agreement. Each request for an Equipment Loan shall be accompanied by (1) a copy of the purchase order or invoice for the equipment to be purchased with the proceeds of such Equipment Loan, (2) a security agreement executed by the Borrower covering the equipment being purchased, and (3) such financing statements, fixture filings or other documentation as reasonable requested by the Bank to perfect the Bank's security interest in such equipment. The amount of each Equipment Loan shall not exceed 80% of the purchase price including tax, license and accessories of the equipment being purchased.

(e) The Borrower shall repay principal of each Equipment Loan in sixty (60) approximately equal monthly installments, commencing on the first day of the month following the date the Equipment Loan is made and continuing on the first day of each successive month thereafter until the first day of the sixtieth month following the month in which the Equipment Loan is made (the "Equipment Loan Maturity Date"), on which date all remaining principal and interest then owing with respect to the Equipment Loan shall be due and payable.

(f) The Borrower may at any time prepay an Equipment Loan in full or in part. Partial prepayments shall be applied to the most remote installments of the Equipment Loan.

(g) The principal balance of each Equipment Loan shall bear interest at a rate per annum equal to the Bank's Reference Rate plus one half (.50) percentage point. The Borrower will pay interest monthly on the first day of each month until the Equipment Loan Maturity Date, on which date all accrued and unpaid interest shall be due and payable.

2.2 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or any portion of an Equipment Loan bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

2.3 LONG TERM RATE. The Borrower may elect to have all or any portion of an Equipment Loan bear interest at the Long Term Rate, subject to the following requirements:

(a) The interest period during which the Long Term Rate will be in effect will be one year or more. The Borrower will immediately begin repaying principal of the Long Term Rate portion under an amortization schedule agreed to by the Bank and the Borrower at the time of the designation. These payments will be separate from the payments required by the Paragraph 2.1(e) above which will be calculated without taking into account any Long Term Rate portions.

(b) The "Long Term Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(c) Each Long Term Rate portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(d) Any Equipment Loan already bearing interest at the Long Term Rate will not be converted to a different rate during its interest period.

(e) The Borrower may prepay the Long Term Rate portion in whole or in part in the minimum amount of One Hundred Thousand Dollars ($100,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate portion will be applied on the most remote principal installment or installments then unpaid.

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(f)     Each prepayment of a Long Term Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(g) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

        (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;

       (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate:

               (A) If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point;

               (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.

      (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

(h) The following definitions will apply to the calculation of the prepayment fee:

        "Money Market" means the domestic certificate of deposit market, the eurodollar deposit market or other appropriate money market selected by the Bank.

        "Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

        "Original Payment Dates" means the dates on which principal of the Long Term Rate portion would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

        "Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate portion which would have been paid on a single Original Payment Date.

        "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

(i) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank
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        deems appropriate.

2.4     STANDBY LETTERS OF CREDIT UNDER FACILITY NO. 2.

        (i) Facility No. 2 may be used for financing standby letters of credit with a maximum maturity of May 1, 1996.

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       (ii)    The amount of outstanding standby letters of credit, including amounts drawn on letters of credit and not yet reimbursed, may not exceed at any one time Five Hundred Thousand Dollars ($500,000).

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be deemed an Equipment Loan outstanding under Facility No. 2 and shall bear interest and be due as described in Paragraph 2.1 hereof.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(g) to pay the Bank a non-refundable fee equal to one and one half percent (1.50%) per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

3.      FEES AND EXPENSES

3.1     FEES.


(a) LOAN FEE (FACILITY NO. 1). The Borrower agrees to pay a fee equal to .25% per annum of the Facility No. 1 Commitment calculated on a prorated basis and due on or before the date of execution of this Agreement.

3.2     EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require but no more frequently than annually. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

4.      COLLATERAL (FACILITY NO. 1)

4.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under Facility No. 1 will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)     Inventory.

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(b)     Receivables.

5.      COLLATERAL (FACILITY NO. 2)

5.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under Facility No. 2 will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)     Specific equipment and fixtures.

6.      DISBURSEMENTS, PAYMENTS AND COSTS

6.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3     TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 06004-12147, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

6.4     DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 06004-12147 (the "Designated Account") on the date each payment of interest and any fees becomes due for Facility No. 1 and on the date each payment of principal and interest and any fees for Facility No. 2 from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the

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        assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

        If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

        (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

       (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

        Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

6.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)     any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

6.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

6.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus one and one quarter (1.25) percentage points. This may result in compounding of interest.

6.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is one

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(1.0) percentage point higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

7.      CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

7.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles must show the Bank's interest.

7.4 CONSENT TO REMOVAL. For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower, a Consent to Removal from the owner of the real property and the holder of any mortgage or deed of trust.

7.5 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

7.6     OTHER ITEMS.  Any other items that the Bank reasonably requires.

8.      REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

8.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

8.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b)     in form and content required by the Bank.

(c)     in compliance with all government regulations that apply.


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8.7     LAWSUITS.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

8.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

8.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

9.      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1 USE OF PROCEEDS. To use the proceeds of Facility No. 1 only to support operating cash flow needs. To use the proceeds of Facility No. 2 only to finance the purchase of new equipment or vehicles. To use the standby letters of credit under Facility No. 2 only for performance bonds for purchase orders on new equipment.

9.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be reviewed by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis. For each fiscal year end, the CPA is to validate inventory figures (testing and costing).

(b) Within 45 days of the period's end, the Borrower's monthly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis. On a quarterly basis, the Borrower is to provide the Bank with an indication of officers' salaries, bonuses, and license fees.

(c) By January 31, 1996, the Borrower's projections prepared on a quarterly format for the fiscal year 1996.

9.3 QUICK RATIO. To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least .7:1.0.

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments. This ratio will be calculated at the end of each fiscal quarter.

9.4 TANGIBLE NET WORTH. To maintain on a consolidated basis tangible net worth equal to at least the sum of the following:

- -------------------------------------------------------------------------------
BUSLA (7/93)                                                       WORDLA07.DOC

(a)     Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000); plus

(b) the sum of 20% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing with March 31, 1995.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets. This ratio will be calculated at the end of each fiscal quarter.

9.5 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain on a consolidated basis a ratio of total liabilities not subordinated to tangible net worth plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) not exceeding 1.15:1.0. This ratio will be calculated at the end of each fiscal quarter.

"Total liabilities not subordinated" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.

9.6 CASH FLOW TO DEBT SERVICE COVERAGE RATIO. To maintain on a consolidated basis a cash flow to debt service coverage ratio of at least 1.3:1.0.

"Cash flow to debt service coverage ratio" means the ratio of cash flow to the sum of interest expense, the current portion of long term debt to the Bank (existing and new), current portion of other long term debt and current portion of long term debt for lease obligations. "Cash flow" is defined as the sum of net profit before tax, plus interest expense plus depreciation and amortization, less dividends and non-financed capital expenditures and cash taxes. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the first day of the fiscal year in which the quarter falls.

9.7 LIMITATION ON LOSSES. Not to incur on a consolidated basis a net loss after taxes and extraordinary items in any two consecutive quarterly accounting periods.

9.8 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)     Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)     Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

9.9 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)     Deeds of trust and security agreements in favor of the Bank.

(b)     Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

9.10 LOANS TO OFFICERS. Not to make any additional loans, advances or other extensions of credit to any of the Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing) unless the

- -------------------------------------------------------------------------------
BUSLA (7/93)                                                       WORDLA07.DOC
debt is subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.

9.11 CHANGE OF OWNERSHIP. Not to cause, permit, or suffer any change, direct or indirect, in majority stock ownership by William H. Channell, Sr.

9.12 OUT OF DEBT PERIOD. To repay any advances in full, and not to draw any additional advances on its Facility No. 1 for a period of at least 30 consecutive days in each line-year. "Line-year" means the period from May 1, 1995 to May 1, 1996, and each subsequent one-year period (if any).

9.13    NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower.

(b) any substantial dispute between the Borrower and any government authority.

(c)     any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

9.14    BOOKS AND RECORDS.  To maintain adequate books and records.

9.15 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.16 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

9.17 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

9.18 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.19 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.20 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

9.21    INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

- -------------------------------------------------------------------------------
BUSLA (7/93)                                                       WORDLA07.DOC

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.22 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)     liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e)     acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(g) voluntarily suspend its business for more than 7 days in any 30 day period.

10.     DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

10.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

10.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

10.4 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

10.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

10.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more.

10.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more.

10.8 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

10.9 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay the loan.

- -------------------------------------------------------------------------------
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                                      -12-

10.10 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed.

10.11 DEFAULT UNDER RELATED DOCUMENTS. Any subordination agreement, security agreement, or other document required by this Agreement is violated or no longer in effect.

10.12 OTHER BANK AGREEMENTS. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

10.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

11.     ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2    CALIFORNIA LAW.  This Agreement is governed by California law.

11.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4    ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

        (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

       (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

      (iii)    Any violation of this Agreement; or

       (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

- -------------------------------------------------------------------------------
BUSLA (7/93)                                                       WORDLA07.DOC

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

        (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

       (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

      (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

       (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of the Borrower or the Bank to:

        (i)    exercise self-help remedies such as setoff;

       (ii) foreclose against or sell any real or personal property collateral; or

      (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

               (A)   an interim remedy; and/or

               (B)   additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

11.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

11.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration

- -------------------------------------------------------------------------------
BUSLA (7/93)                                                       WORDLA07.DOC
proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

11.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

11.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.12 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Business Loan Agreement entered into as of May 12, 1994, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

- -------------------------------------------------------------------------------
BUSLA (7/93)                                                       WORDLA07.DOC

This Agreement is executed as of the date stated at the top of the first page.

[LOGO - BA]
BANK OF AMERICA                                  Channell Commercial Corporation
NATIONAL TRUST AND SAVINGS ASSOCIATION



X /s/ Curt L. McCombs                            X /s/ William H. Channell, Sr.
  ------------------------------------             ----------------------------
By: Curt L. McCombs                              By: William H. Channell, Sr.
Title: Vice President                            Title: President


ADDRESS WHERE NOTICES TO THE BANK                ADDRESS WHERE NOTICES TO
ARE TO BE SENT:                                  THE BORROWER
                                                 ARE TO BE SENT:

3650 14th Street, 2nd Floor                      26040 Ynez Road
Riverside, CA 92501                              Temecula, CA 92390


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BUSLA (7/93)                                                       WORDLA07.DOC

- --------------------------------------------------------------------------------
[LOGO OF BANK OF AMERICA]                                 AMENDMENT TO DOCUMENTS
- --------------------------------------------------------------------------------

                  AMENDMENT NO. 1 TO BUSINESS LOAN AGREEMENT


 This Amendment No. 1 (the "Amendment") dated as of 3-4, 1996, is between Bank
                                                    ---
of America National Trust and Savings Association (the "Bank") and CHANNELL COMMERCIAL CORPORATION (the "Borrower").


                                    RECITALS
                                    --------

 A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of April 19, 1995 (the "Agreement").

 B. The Bank and the Borrower desire to amend the Agreement.


                                   AGREEMENT
                                   ---------

 1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall
    -----------
have the meaning given to them in the Agreement.

 2. AMENDMENTS. The Agreement is hereby amended as follows:
    ----------

    2.1 A new Article 12 is added to the Agreement, which reads in its entirety as follows:

    "12. HAZARDOUS WASTE INDEMNIFICATION

   The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank."

 3. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms
     -------------------
and conditions of the Agreement shall remain in full force and effect.

   This Amendment is executed as of the date stated at the beginning of this Amendment.


Bank of America
National Trust and Savings Association           Channell Commercial Corporation


X /s/ Curt L. McCombs                            X /s/ William H. Channell, Sr.
- -------------------------                        -----------------------------
By: Curt L. McCombs,                             By: William H. Channell, Sr.,
    Vice President                                   President

- --------------------------------------------------------------------------------
AmendL (10/92)                        -1-

===============================================================================

[Logo of Bank of America]                           Amendment to Documents

- -------------------------------------------------------------------------------

                                AMENDMENT NO 2.
                          TO BUSINESS LOAN AGREEMENT

     This Amendment No. 2 (the "Amendment") dated as of 5-30, 1996 is between
                                                        ----
Bank of America National Trust Association (the "Bank") and Channell Commercial Corporation (the "Borrower").

                                   RECITALS
                                   --------

     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of April 19, 1995, as previously amended (the "Agreement").

     B.   The Bank and the Borrower desire to further amend the Agreement.

                                   AGREEMENT
                                   ---------

     1.   Definitions.  Capitalized terms used but not defined in this
          -----------
Amendment shall have the meaning given to them in the Agreement.

     2.   Amendments.  The Agreement is hereby amended as follows:
          ----------

          2.1 In Paragraph 1.1 of the Agreement, the amount "Three Million Five Hundred Thousand Dollars ($3,500,000)" is substituted for the amount "Three Million Two Hundred Fifty Thousand Dollars ($3,250,000)".

          2.2 In Paragraph 1.2 of the Agreement, the date "May 1, 1997" is substituted for the date "June 1, 1996".

          2.3 A new Paragraph 1.7 is added to the Agreement which reads in its entirety as follows:

               Offshore Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate, subject to the following requirements:

               (a) The "Offshore Rate" means the interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

               (b) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

               (c) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

               (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

               (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

               (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

                    (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

- -------------------------------------------------------------------------------

            (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

        (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

            (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank markets; or

            (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

     2.4 In Paragraph 2.1(a) of the Agreement, the amount "Four Million Eight Hundrend Thousand Dollars ($4,800,000)" is substituted for the amount "Four Million Three Hundred Thousand Dollars ($4,300,000)".

     2.5 In Paragraph 2.1(g) of the Agreement, the rate "one-quarter (0.25)" is substituted for the rate "one-half (0.50)".

     2.6 In Paragraph 2.4(i) of the Agreement, the date "May 1, 1997" is substitued for the date "May 1, 1996".

     2.7 Paragraph 3.1(a) and Article 4 of the Agreement are deleted in their entirety.

     2.8 In Paragraph 9.2(a) of the Agreement, the words "audited with an unqualified opinion" is substituted for the word "reviewed".

     2.9 Paragraph 9.2(c) of the Agreement is amended to read in its entirety as follows:

          "(c) By January 31st of each year, the Borrower's projections prepared on a quarterly format for that fiscal year."

     2.10 In Paragraph 9.3 of the Agreement, the ratio "1.0:1.0" is substituted for the ratio ".70:1.0".

     2.11 In Paragraph 9.4(a) of the Agreement, the amount "Twelve Million Two Hundred Fifty Thousand Dollars ($12,250,000)" is substituted for the amount "Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000)".

     2.12 In Paragraph 9.5 of the Agreement, the ratio "1.0:1.0" is substituted for the ratio "1.15:1.0".

     2.13 Paragraph 9.9 of the Agreement is amended to read in its entirety as follows:

          "9.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, including but not limited to accounts receivable and inventory, except:

         (a)  Deeds of trust and security agreements in favor of the Bank.

         (b)  Liens for taxes not yet due.

         (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank."

     2.14 Paragraph 9.11 of the Agreement is amended to read in its entirety as follows:

          "9.11 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in majority stock ownership of Mr. and Mrs. William Channell, Sr. and the Channell Family."

   3.  Effect of Amendment.  Except as provided in this Amendment, all of the
       -------------------
terms and conditions of the Agreement shall remain in full force and effect.

       This Amendment is executed as of the date stated at the beginning of this Amendment.


Bank of America
National Trust and Savings Association   Channell Commerical Corporation

/s/ Curt L. McCombs                      /s/ William H. Channell
- --------------------------------------   --------------------------------------
By: Curt L. McCombs, Vice President      By: William H. Channell, Sr., President

- -------------------------------------------------------------------------------
AmendL (10/92)                           -3-                  006370-10036